Exhibit 10.21

CommerceHub

June 17, 2013

Dear John:

It is with great pleasure that I invite you to join Commerce Technologies, Inc (“CommerceHub”).

Start Date:

7/29/2013

Title:

EVP, Production Systems

Reporting to:

You will report directly to Richard Jones, CTO & EVP, Operations.

Office Location:

Upon your start date, you will be required to work at our Albany, NY facility.

Compensation

The key elements of your compensation package include the following:

Base Salary

Your annual base salary will be $200.000 The company pay cycle is twice monthly; therefore you will be paid $8,333 33 semi-monthly

Bonus

You will be eligible for an annual bonus of up to 25% of your salary (or as otherwise set forth by the Board of Directors) and to be paid based on achieving objectives

Stock Appreciation Rights

You have been selected to participate in Commerce Technologies, Inc Stock Appreciation Rights Plan (the “Plan”) Pursuant to the Plan, you will be granted the right to receive the ‘spread” between the fair market value of shares of Commerce Technologies, Inc common stock on the date you are awarded stock appreciation rights and the fair market value of that stock on the date of exercise, each as determined by the committee, with respect to 25,000 shares of common stock

Please be advised that any grant of stock appreciation rights to you is subject to ratification by the Board of Directors and is subject to the express provisions, including, but not limited to, the vesting schedule and employment termination provisions of the Plan. Following ratification by the Board of Directors, you will be given a Stock Appreciation Rights Award agreement, together with a Summary of the provisions of the Plan.

Vacation

You will be provided 15 days of vacation, which accrue semi-monthly at 5.00 hours per pay period.

CommerceHub 255 Fuller Road • Suite 327 • Albany, NY 12203-3640

tel. 518.810 0700 • fax 518810 0701 • www.commercehub corn

Holidays

Commerce Technologies, Inc. has eight company paid holidays.

Health Benefits

CTI offers flexible health benefits through Empire Prism EPO. This plan offers comprehensive coverage, preventative care, vision and a prescription drug plan. The Company contributes 79% of the single health insurance premium.

Dental Benefits

CTI offers a voluntary comprehensive dental program through Guardian Life Insurance after 90 days of full time employment.

Life Insurance

CTI offers Life insurance through Guardian Life Insurance. The Life Insurance coverage is paid for by CTI equivalent to 100% of your salary to a maximum of $50,000 after 90 days of full time employment. We also offer voluntary life insurance for employees to purchase.

Short Term Disability

CTI offers short term disability through Mutual of Omaha. The short term disability is paid for by CTI after 90 days of full time employment.

Long Term Disability

CTI offers a voluntary long term disability through Mutual of Omaha. You are eligible to participate after 90 days of full time employment

Flexible Spending

CTI offers FlexPlan A Tax-Saving Flexible Benefits Program to put aside pre-tax dollars — an amount you determine to be taken out of your employee pay to reimburse yourself for qualified health related expenses that are not covered or only partially covered under your insurance plans

401K Plan

CTI has established a 401 K plan enabling you to shelter a portion of your income from federal and state income taxes CTI will make matching contributions equal to $1 00 for each $1 00 you contribute to the Plan each payroll period for the first 6% of your eligible compensation

Direct Deposit

CTI employs direct deposit for all payroll purposes

Conditions of Employment

This offer of employment is contingent upon a satisfactory background investigation. There are several other essential terms and conditions of your employment with Commerce Technologies, Inc. These include, but are not limited to, the following

First, Commerce Technologies, Inc ‘s offer of employment is for an employment-at-will position. Your employment is not for a definite or guaranteed period of time and you may be discharged, or you may resign, at any time, for any reason or no reason with or without cause and with or without prior notice.

CommerceHub 255 Fuller Road • Suite 327 • Albany, NY 12203-3640

tel. 518.810 0700 • fax 518810 0701 • www.commercehub corn

Second, you must read and sign Commerce Technologies. Inc.’s Confidential Information and Non-Compete Agreement (“Agreement’) prior to reporting to work. You must fully comply with this Agreement.

Third, it is essential that you identify immediately in writing any circumstances or agreements with prior employers — including, but not limited to, non-compete agreements which might interfere or limit your ability to work at Commerce Technologies, Inc. and to perform fully your duties and responsibilities.

Fourth. your employment is contingent upon your compliance with the US immigration law. The law requires you to complete the US Government Employment Eligibility Verification Form (1.9), and to provide on your first day of employment documents that verify your identity and employment eligibility.

I believe this position is tailored for your skill set Should you have any questions, please do not hesitate to contact me directly.

Sincerely.

/s/ Richard Jones	/s/ Bob Marro
Richard Jones, CTO & EVP, Operations	Bob Marro, Chief Financial Officer
Commerce Technologies, Inc.	Commerce Technologies, Inc.
“CommerceHub”	“CommerceHub”

I acknowledge and accept this offer of employment with Commerce Technologies, Inc.

/s/ John Hinkle	6/17/2013
John Hinkle	Date

CommerceHub 255 Fuller Road • Suite 327 • Albany, NY 12203-3640

tel. 518.810 0700 • fax 518810 0701 • www.commercehub corn

NON-COMPETITION, NON-DISCLOSURE
AND NON-SOLICITATION AGREEMENT

Non-Competition, Non-Disclosure and Non-Solicitation Agreement, dated as of this

14 July 2013 (the “Agreement”), between Commerce Technologies, Inc., a New

York corporation with its principal place of business at 255 Fuller Road, Albany, NY

12203 (the “Company”) and,  JOHN HINKLE, an individual residing at

19 WINDSOR DR, ALBANY, NY 12205 (“Employee”).

RECITALS:

WHEREAS, Employee will be an employee of, or an advisor or consultant to, the Company or will be serving the Company in a similar capacity; and

WHEREAS, Employee acknowledges that he may have access to certain confidential information of the Company in the course of his employment; and

WHEREAS, Employee understands that the improper and unauthorized disclosure of such confidential information will cause damage to the Company; and

WHEREAS, Employee acknowledges that his employment by a competitor of the Company, the inducing of any of the Company’s employees to leave the Company, the soliciting of the Company’s customers on behalf of or for the benefit of any person or entity other than the Company or any similar actions will cause damage to the Company; and

WHEREAS, the Company desires that Employee and Employee recognizes the requirement to execute this Agreement as a material inducement for it to initiate Employee’s employment (or such other arrangement) with the Company.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.                                           Secrecy and Non-Competition.

(a)                                 No Competing Employment. Employee hereby warrants and agrees that he will not, during the term of his employment by the Company (or other arrangement) and for a period of twelve (12) months from the date of the termination of such employment (or other arrangement) (the “Restricted Period”), directly or indirectly, own (other than as a less than 5% shareholder of a publicly traded company), manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, director, officer, employee, agent, consultant, partner or otherwise, in any business of the same nature as, or in competition with, the business in which the Company is now engaged.

(b)                                 Non-Disclosure of Confidential Information. Employee shall not disclose to any person or entity, or use for commercial purposes or allow third parties to use for commercial purposes, at any time after the date hereof, any information not in the public domain or generally known in the industry, in any form, acquired by him while employed by the Company, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, price lists, financial or other data, business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs, printouts, plans (business, technical or otherwise), customer and industry lists, internal reports, personnel files, sales and advertising material, telephone numbers, names and addresses, or any other compilation of information (whether written or unwritten) which is or was used in the business of the Company.

(c)                                  No Interference. During the Restricted Period, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person who, to the knowledge of Employee, is employed by the Company or who is, or was within the prior twelve months, a customer or a client of the Company. This provision shall not prohibit Employee from contacting past employees of the Company.

(d)                                 Inventions, etc. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Employee during the course of his employment for the Company. The Employee shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Employee shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Employee within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

(e)                                  Injunctive Relief. Employee acknowledges that the restrictions in Sections 1(a)-(c) hereof are fair and reasonable given the nature of the Company’s business and agrees that a violation of any of the respective covenants herein will cause irreparable injury to the Company not adequately compensable by money damages, and the Company shall be entitled, in addition to any other rights and remedies it may have hereunder, to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in a court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies it may have at law.

(f)                                   Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 1(e) above, the Restricted Period shall be extended by any and all periods during which Employee shall be found by a court to have been in violation of the restrictions contained in Sections 1(a)-(c).

Section 2.                                           Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the Company and Employee.

Section 3.                                           Severability If any covenant or provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction or any mediator (i) the remaining terms and provisions hereof shall remain valid, and (ii) the invalid or unenforceable provision shall be deemed replaced by a term or provision that is valid and enforceable and comes closest to expressing the intention of the invalid term or provision.

Section 4. 1.1 Governing Law, Consent to Jurisdiction, etc.

(a)                            THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                            Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York sitting in Albany, New York, or any Federal court of the United States of America sitting in the Northern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transaction or for recognition or enforcement of any judgment relating to such transactions, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such court of the State of New York or, to the extent permitted by law, in such Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

( )                                Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or related to this Agreement in any New York state or Federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 5.                                           Notices.

(a)                                 All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail:

(i)                                     If to Employee                                                          or such other address as Employee may have furnished to the Company in writing,

(ii)                                  If to the Company at 255 Fuller Road, Albany, NY 12203, or such other address as the Company may have furnished to Employee in writing.

(iii)                               Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of delivery; if delivered by overnight courier, on the first business day following the date of mailing; and if by mail, on the third business day after mailing.

Section 6.                                      Mediation. In the event of any disagreement relating to the terms or provisions of this Agreement, the Company and Employee agree to promptly submit the dispute to mediation with a mediator satisfactory to both the Company and Employee.

Section 7.                                      Section Headings. The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement, affect the meaning or interpretation of this Agreement, or any term or provision hereof.

Section 8.                                      Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties regarding the subject matter addressed herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Company and Employee regarding the subject matter of this Agreement.

Section 9.                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMMERCE TECHNOLOGIES, INC.

By:	/s/ John Hinkle
John Hinkle

/s/ Janet Cody
Witness

COMMERCE TECHNOLOGIES, INC.

2010 STOCK APPRECIATION RIGHTS PLAN

EVIDENCE OF STOCK APPRECIATION RIGHT

1.              Grant of SAR. Pursuant to the terms of the Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan (“Plan”), the Committee hereby grants to John Hinkle (“Awardee”), a Stock Appreciation Right (“SAR”), subject to the terms, definitions and provisions of the Plan adopted by the Corporation, which is incorporated herein by reference, and pursuant to this Evidence of Stock Appreciation Right (the “Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. In the event of a conflict between the terms of the Plan and this Agreement, the Plan shall prevail.

2.              Value of the SAR. The SAR shall entitle the Awardee, after the SAR has vested and upon exercise of the SAR, to receive from the Corporation the Spread on the number of shares of the Corporation’s common stock, par value $.001 per share, with respect to which the SAR is granted. The “Spread” is the excess of the Fair Market Value per Common Share at the date the SAR is exercised over the Fair Market Value per Common Share on the date of the grant (“Base Price”). No dividend equivalents are paid with respect to any SAR.

3.              Nonassignability of SAR. The SAR is not assignable or transferable by the Awardee except by will or by the laws of descent and distribution. During the lifetime of the Awardee, only the Awardee or Awardee’s guardian or legal representative shall be entitled to exercise the SAR.

4.              Exercise Period. The SAR may be exercised only after the SAR has vested and only within the term set forth in the Notice of Grant contained herein and may be exercised during such term only in accordance with the terms of the Plan and this Agreement. No SARs shall be exercisable after the tenth anniversary of the date of grant. In addition, the SAR may not be exercised during any “quiet period” or other period of exercise restriction as set forth in the “Policy Regarding SAR Exercise Restrictions” as adopted or as may be adopted or modified in the future by the Corporation.

5.              Method of Exercise. This SAR shall be exercisable by written notice (in the form attached as Exhibit A). Such written notice shall be signed by the Awardee and delivered in person or by certified mail to the Corporation. Subject to Section 4 of this Agreement, this SAR shall be deemed to be exercised upon receipt by the Corporation of such written notice.

6.              Form of Payment. The Corporation shall satisfy its obligation upon exercise of this SAR in cash.

7.              Forfeiture. If the Awardee has a Separation from Service with the Corporation for any reason other than an involuntary Separation from Service without Cause, and other than by reason of Death, Disability, or Retirement; or, in the event that the Committee determines, in its sole discretion, that any conduct of the Awardee constitutes grounds for forfeiture of the SAR, all rights of the Awardee under this Agreement and the Plan (including rights with respect to outstanding SARs) will terminate.

8.              Separation from Service. In case of the involuntary Separation from Service without Cause, or by reason of Death, Disability, or Retirement, the Awardee may exercise this SAR during the Termination Period set out in the Notice of Grant herein, but only to the extent it was exercisable at the date of such termination (but in no event later than the “Term/Expiration Date” of this SAR as set forth in the Notice of Grant herein). To the extent that Awardee was not entitled to exercise this SAR at the date of such termination, and to the extent that Awardee does not exercise this SAR (to the extent otherwise so entitled) within the time specified herein, this SAR shall terminate.

9.              Tax Consequences.

a.              Awardee understands that upon either the grant or the exercise of this SAR, the Awardee may recognize adverse tax consequences.

b.              Awardee understands that the Corporation will be required to withhold any tax or social insurance required from any governmental authority. Awardee is encouraged to consult with a tax advisor concerning the tax consequences of exercising this SAR.

AWARDEE ACKNOWLEDGES THAT NEITHER THE PLAN NOR THIS AGREEMENT CONFERS ANY RIGHT WITH RESPECT TO CONTINUANCE OF EMPLOYMENT WITH OR SERVICE TO THE CORPORATION NOR INTERFERES IN ANY WAY WITH ANY RIGHT THE CORPORATION WOULD OTHERWISE HAVE TO TERMINATE THE AWARDEE’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE. NO PERSON SHALL, BY REASON OF PARTICIPATION IN THE PLAN, ACQUIRE ANY RIGHT OR TITLE TO ANY ASSETS, FUNDS OR PROPERTY OF THE CORPORATION, INCLUDING WITHOUT LIMITATION, ANY SPECIFIC FUNDS, ASSETS OR OTHER PROPERTY WHICH THE CORPORATION MAY SET ASIDE IN ANTICIPATION OF ANY LIABILITY UNDER THE PLAN. A PARTICIPANT SHALL HAVE ONLY A CONTRACTUAL RIGHT TO A STOCK APPRECIATION RIGHT OR THE AMOUNTS, IF ANY, PAYABLE UNDER THE PLAN, UNSECURED BY ANY ASSETS OF THE CORPORATION, AND NOTHING CONTAINED IN THE PLAN SHALL CONSTITUTE A GUARANTEE THAT THE ASSETS OF THE CORPORATION SHALL BE SUFFICIENT TO PAY ANY BENEFITS TO ANY PERSON.

Awardee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. Awardee has reviewed the Plan and this SAR Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

[Remainder of Page Intentionally Left Blank]

COMMERCE TECHNOLOGIES, INC.
NOTICE OF STOCK APPRECIATION RIGHT GRANT

John Hinkle

19 Windsor Drive

Albany, NY 12205

Commerce Technologies, Inc. (the “Corporation”) has granted John Hinkle (“Awardee”) a Stock Appreciation Right (“SAR”) covering Common Shares of the Corporation as follows:

Date of Grant:	October 7, 2013
Total Number of Common Shares Covered by this SAR:	25,000
Exercise Base Price:	$13.62
Term/Expiration Date:	October 7, 2023

Vesting: The SAR shall be vested and exercisable as to 25% of the SARs on each of the first four (4) anniversaries of the date of grant, subject to the Awardee continuing as an Employee of the Corporation or an affiliate or subsidiary of the Corporation on such dates. For further clarification, as stated in the 2010 Stock Appreciation Rights Plan, the SAR shall be exercisable in accordance with the following schedule:

First anniversary of the Date of Grant	25%
Second anniversary of the Date of Grant	50%
Third anniversary of the Date of Grant	75%
Fourth anniversary of the Date of Grant	100%

Termination Period: Any unexpired, vested and non-forfeitable SAR may be exercised for [three (3) months] after Awardee’s Separation from Service with the Corporation (but in no event later than the Term/Expiration Date).

By your signature and the signature of the Corporation’s representative below, you and the Corporation agree that this SAR is granted under and governed by the terms and conditions of the 2010 Stock Appreciation Rights Plan which is incorporated herein by reference and the Evidence of Stock Appreciation Right herein.

AWARDEE		COMMERCE TECHNOLOGIES, INC.

/s/ John Hinkle		By:	/s/ Frank Poore

(Print Name):	JOHN HINKLE	(Print Name):	Frank Poore

		Title:	CEO

Date:	10/7/2013	Date:	10/7/2013

Exhibit A

Form of Exercise Notice

COMMERCE TECHNOLOGIES, INC.

STOCK APPRECIATION RIGHT (“SAR”) EXERCISE NOTICE

Commerce Technologies, Inc.

Attention: Corporate Secretary

255 Fuller Road

Suite 327

Albany NY 12203

1.              Exercise of SAR. Effective as of today,                                         , 20   , the undersigned (“Awardee”) hereby elects to exercise a stock appreciation right with respect to                             Common Shares (the “Shares”) of Commerce Technologies, Inc. pursuant to the Evidence of Stock Appreciation Rights by and between Awardee and Commerce Technologies, Inc, (“Corporation”), dated                                   (“SAR Agreement”) and pursuant to the Corporation’s 2010 Stock Appreciation Rights Plan (the “Plan”).

2.              Representations of Awardee. Awardee acknowledges that Awardee has received, read and understood the Plan, the SAR Agreement, and the Notice of Stock Appreciation Right Grant therein (“Notice of Grant”) and agrees to abide by and be bound by their terms and conditions.

3.              Tax Consultation. Awardee understands that Awardee may suffer adverse tax consequences as a result of Awardee’s exercise of rights under the SAR Agreement and this Notice. Awardee represents that Awardee has had the opportunity to consult with his or her own independent tax advisor in connection with exercising rights under this SAR Agreement and that Awardee is not relying on the Corporation for any tax advice.

4.              Entire Agreement. The Plan, the “Policy Regarding SAR Exercise Restrictions” as adopted or as may be adopted or modified in the future by the Corporation, and the SAR Agreement and the Notice of Grant contained therein, are incorporated herein by reference and constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Corporation and Awardee with respect to the subject matter hereof, and are governed by New York law except for that body of law pertaining to conflict of laws.

Submitted by:	Accepted by:
AWARDEE	COMMERCE TECHNOLOGIES, INC.

By:

(Print Name):	(Print Name):

Date:	Title:

Address:	Date: